Exhibit 21.01

Subsidiaries of Registrant

credito.com, inc. – a Delaware corporation

eTrato.com, inc. – a Delaware corporation

realestateespanol.com, Inc. – a Delaware corporation

Vayala Corporation – a Delaware corporation

quepasa.com de Mexico, SA de C.V. – a Mexico corporation